Exhibit 99.1

Darling International Inc.

News Release
November 10, 2005

DARLING INTERNATIONAL ANNOUNCES
THIRD QUARTER RESULTS

        Irving, Texas, November 10, 2005:   Darling International Inc. (AMEX: DAR) today reported sales and earnings for its 2005 fiscal third quarter and nine months ended October 1, 2005 as compared to the same periods of the prior year.

        For the 2005 third quarter, the Company's net sales were $79.3 million as compared to $80.0 million for the 2004 third quarter. For the 2005 third quarter, the Company reported net income of $2.0 million as compared to $4.6 million for the 2004 comparable period. The decrease in net income for the 2005 third quarter was primarily due to the Company realizing a before tax gain of $2.8 million in the comparable prior year period resulting from a settlement with past insurers.

        Darling International Chairman and CEO, Randall Stuewe, noted that "historically high energy costs, above average summer temperatures and continued restrictions on the export of our finished products made for a challenging quarter."

        For the nine months ended October 1, 2005, the Company reported net sales of $231.9 million as compared to $248.8 million for the 2004 comparable period. For the nine months ended October 1, 2005, the Company reported net income of $5.7 million as compared to $13.0 million for the 2004 comparable period. Decreases in raw material volumes and finished product prices accounted for the majority of the $16.9 million decline in net sales. Decreases in raw material volumes and finished product prices, combined with increases in energy costs in 2005 and the before tax insurance settlement gain of $2.8 million realized during 2004, accounted for the majority of the $7.3 million decline in net income.

        Darling International will host a conference call to discuss the Company's third quarter 2005 financial results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, November 11, 2005. To listen to the conference call, participants calling from within North America may dial 800-475-2151; international participants may dial 973-582-2792. Please call approximately fifteen minutes before the start of the call to ensure that you are connected. The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until December 9, 2005 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 6663067. The conference call will also be archived on the company's website for seven days.

        Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For more information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended Ended October 1, 2005 and October 2, 2004
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                   Three Months Ended                     Nine Months Ended
                                         -------------------------------------  --------------------------------------
                                                                   $ Change                               $ Change
                                           Oct. 1,     Oct. 2,     Favorable        Oct. 1,   Oct. 2,     Favorable
                                             2005       2004     (Unfavorable)       2005      2004      Unfavorable)
                                         -----------  ---------- -------------  -----------------------  -------------
Net sales                                 $ 79,332    $ 80,047     $   (715)      $ 231,959   $ 248,845    $ (16,886)
Costs and expenses:
    Cost of sales and operating expenses    63,204      57,878       (5,326)        182,014     183,124        1,110
    Selling, general and
       administrative expenses               8,111       9,203        1,092          26,158      27,301        1,143
    Depreciation and amortization            3,812       3,559         (253)         11,390      11,301          (89)
                                          ---------   ---------    ---------      ----------  ----------   ----------
        Total costs and expenses            75,127      70,640       (4,487)        219,562     221,726        2,164
                                          ---------   ---------    ---------      ----------  ----------   ----------
Operating income                             4,205       9,407       (5,202)         12,397      27,119      (14,722)
                                          ---------   ---------    ---------      ----------  ----------   ----------
Other income (expense):
     Interest expense (1)                   (1,534)     (1,664)         130          (4,707)     (5,224)         517
     Other, net                                216         (56)         272             891        (391)       1,282
                                          ---------   ---------    ---------      ----------  ----------   ----------
        Total other expense                 (1,318)     (1,720)         402          (3,816)     (5,615)       1,799
                                          ---------   ---------    ---------      ----------  ----------   ----------

Income from continuing operations
  before income taxes                        2,887       7,687       (4,800)          8,581      21,504      (12,923)

Income taxes                                  (966)     (3,119)       2,153          (3,002)     (8,575)       5,573
                                          ---------   ---------    ---------      ----------  ----------   ----------
Income from continuing operations            1,921       4,568       (2,647)          5,579      12,929       (7,350)
Income from discontinued operations,
  net of  tax                                   69          14           55              81          54           27
                                          ---------   ---------    ---------      ----------  ----------   ----------

Net income                                $  1,990    $  4,582     $ (2,592)      $   5,660   $  12,983    $  (7,323)
                                          =========   =========    =========      ==========  ==========   ===========

Basic and diluted income per share:
    Continuing operations                 $   0.03    $   0.07     $ (0.04)      $    0.09   $    0.20    $   (0.11)
    Discontinued operations                      -           -            -               -           -            -
                                          ---------   ---------    ---------      ----------  ----------   ----------

Total                                     $   0.03    $   0.07     $  (0.04)      $    0.09     $  0.20     $  (0.11)
                                          =========   =========    =========      ==========  ==========   ===========

(1)  Pursuant to SFAS 150, beginning in the third quarter of fiscal 2003, on a prospective basis, preferred stock dividends and accretion are included in interest expense.  No dividends and accretion are included in interest expense for the third quarter and $0.4 million are included for the nine months ended October 2, 2004.

FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300
OR Jennifer Felber Joele Frank, Wilkinson Brimmer Katcher	Phone: 212-355-4449